Exhibit 99.1

Turning Point Brands Announces Retirement of General Counsel James Dobbins and Appoints Brittani Cushman as Successor

LOUISVILLE, KY. (August 19, 2020) - Turning Point Brands, Inc. (“TPB”) (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) and adult consumer alternatives, today announced the appointment of Brittani Cushman as General Counsel successor. James Dobbins, TPB Senior Vice President, General Counsel and Secretary, will retire on October 31, 2020, following more than 20 years leading the Company’s legal and governance functions.

Brittani Cushman will succeed Mr. Dobbins as General Counsel. Ms. Cushman currently serves as Senior Vice President of External Affairs in the Company’s legal department. Ms. Cushman joined Turning Point Brands as Director of External Affairs in 2014. During her tenure with the Company, Ms. Cushman has been a key driver of initiatives related to the Company’s policy strategy and regulatory filings along with advising on significant acquisitions. Prior to joining Turning Point Brands, Ms. Cushman served as General Counsel at a privately-held tobacco product manufacturer.

“James has been an invaluable resource for our growing organization during his tenure with the Company including the successful initial public offering in 2016,” said Larry Wexler, President and CEO. “The Board of Directors and Executive Team thank James for his leadership and service to the Company. I am particularly pleased that he has agreed to remain with the company in a consulting role.”

Ms. Cushman will assume the role of Deputy General Counsel immediately, working with Mr. Dobbins to ensure a seamless transition ahead of his departure.

“Brittani has been a critical piece of our leadership team,” Mr. Wexler commented. “Since joining the Company, her unique skillset and forward-thinking contributions have strengthened the business. Brittani’s ability to diagnose and respond to evolving legal landscapes will be a significant factor to our continued success.”

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products and adult consumer alternatives. TPB, through its focus brands generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure. TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238

Contact:
Robert Lavan, Senior Vice President, CFO
ir@tpbi.com (502) 774-9238

Turning Point Brands, Inc. | www.turningpointbrands.com | ir@tpbi.com | 502.774.9238